Exhibit 99.1

Media Contact:
Ruthann Baler
Commonwealth Creative Associates
(508) 620-6664
ruthannb@commcreative.com

CNB Financial Corp. Raises $1.9 million Additional Capital From Exercise of Warrants

Worcester, Mass. — October 6, 2006 — CNB Financial Corp., (CNB) (OTCBB:CFNA) the parent company for Commonwealth National Bank, announced today it has raised $1.9 million additional capital from the exercise of common stock warrants. The warrants, enabling each holder to purchase one-fourth share of common stock at $11.00 per whole share, expired September 30, 2006, and were issued in connection with CNB’s 2003 Rights Offering & Community Offering. Ninety five percent of the outstanding warrants were exercised by the expiration date.

In total, 170,566 shares of common stock were purchased during the exercise period, bringing the total number of outstanding shares to 2,283,000. The most recent market trade of CNB Financial Corp.’s stock was at $13.00 per share.

“This strong showing demonstrates continued support on the part of our existing shareholders,” said CNB President and Chief Executive Officer Charles Valade. “We will utilize this additional capital to expand our product offerings, increase our lending limit, and continue our expansion plans as we look forward to opening our sixth branch later this month in West Boylston.”

About CNB Financial Corp. and Commonwealth National Bank

Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has five branches: three in Worcester at 33 Waldo Street, One West Boylston Street, and 1393 Grafton Street, as well as 564 Main Street in Shrewsbury and 701 Church Street in Northbridge.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.